                                                                      Exhibit 11

                               G&L Realty Corp.
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                              September 30, 2000
                     (In thousands, except per share data)

                                                       Three Months Ended             Nine Months Ended
                                                          September 30,                 September 30,
                                                          --------------                -------------
                                                        2000          1999           2000            1999
                                                        ----          ----           ----            ----
Net  Income (loss)                                   $       412     $  (4,250)    $       674      $  (1,184)

Less: Preferred Dividends
  10.25% Series A Cumulative Preferred                      (951)         (958)         (2,853)        (2,874)
    9.8% Series B Cumulative Preferred                      (840)         (845)         (2,521)        (2,535)
                                                     -----------     ---------     -----------      ---------
Net loss available to common shareholders            $    (1,379)    $  (6,053)    $    (4,700)     $  (6,593)
                                                     ===========     =========     ===========      =========
Options outstanding                                          251           214             251            214
                                                     ===========     =========     ===========      =========
Weighted average exercise price                      $     11.31     $   14.49     $     11.31      $   14.49
                                                     ===========     =========     ===========      =========
Proceeds upon exercise of options                    $     2,839     $   3,101     $     2,839      $   3,101
                                                     ===========     =========     ===========      =========
Treasury stock shares                                        251           205             251            202
                                                     ===========     =========     ===========      =========
Common share equivalents                                     ---             9             ---             12
Average shares outstanding                                 2,334         3,889           2,394          3,934
                                                     -----------     ---------     -----------      ---------
Total common and common share equivalents                  2,334         3,898           2,394          3,946
  outstanding                                        ===========     =========     ===========      =========

Per share earnings data:
------------------------

Basic                                                $     (0.59)    $   (1.56)    $     (1.96)     $   (1.68)
                                                     ============    =========     ===========      =========
Fully diluted                                        $     (0.59)    $   (1.56)    $     (1.96)     $   (1.68)
                                                     ============    =========     ===========      =========